EXHIBIT 99.1

For Immediate Release

American Axle & Manufacturing Announces Change in Board of Directors

Detroit, Michigan, December 23, 2003 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that Mr. Robert L. Friedman and Mr. Bret D. Pearlman, representatives from Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates (Blackstone), have resigned from the AAM Board of Directors, effective immediately. This is the final step in Blackstone’s planned and completed orderly exit strategy of its investment in AAM on December 8, 2003.

“I want to thank Bob Friedman, Bret Pearlman and The Blackstone Group for their strong support of AAM over the past six years and wish them good luck on their future endeavors,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO Richard E. Dauch. “We are currently evaluating candidates to fill these vacancies on our Board of Directors.”

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and forged products for light trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

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For more information:

Media relations contact:	Investor relations contact:
Carrie L.P. Gray	Richard F. (Rick) Dauch
Director, Corporate Relations	Vice President Investor Relations
(313) 758-4880	(313) 758-4767
grayc@aam.com	dauchrf@aam.com

Or visit the AAM website at www.aam.com